EXHIBIT 99.2

                                   StorageTek
                      Q4 and Full Year 2002 Conference Call
                    Script of Prepared Remarks of Pat Martin


Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I'll turn it over to Bobby who will cover our fourth quarter and full year financial performance in depth.

By now, I'm sure you have had the opportunity to read our earnings release. These results are in-line with our pre-announcement two weeks ago. Obviously, we are very pleased with the revenue improvement and earnings growth and the fact that we not only beat not external expectations but also exceeded our own forecast. In the fourth quarter, we generated $590 million in revenue and $61 million in net income. This includes a tax benefit of $10.5 million, resulting from the favorable resolution of prior year tax audits, which added $.10 per share on a fully diluted basis in the fourth quarter. This is the tenth straight quarter we have had earnings growth over the same quarter from the prior year.

For the full year, our revenue was just over $2 billion, level with last year; and we generated net income of $110 million.

For the fourth quarter, our total revenues were up 18% from the third quarter of this year and up 4% on a year-over-year basis. Service revenues were up 12% over fourth quarter 2001 and up 5% over third quarter 2002. Product revenues were up 26% from the third quarter of 2002 and up about 1% on a year-over-year basis.

As you will recall, coming into the year, we projected 30%-45% growth in earnings. But due to a strong fourth quarter, we were able to exceed that goal. Additionally, I'm proud to say, that we maintained both strong product and service margins, which resulted in a 40% improvement in our operating profit margin over 2001.

Our balance sheet remains strong and it improved during the quarter. Our cash position was up over $100 million from third quarter and it now exceeds a $650 million dollars - a $200M year over year increase. Lastly, our inventory balance is down over $50 million from fourth quarter last year.

While we did see some budget-flush and year-end spending, much of our performance in the quarter was driven by many, many small transactions - which we believe is probably attributed to tactical spending by our large customers.

As we said in our Analyst Meeting in November, while we are excited about our prospects for 2003 and beyond, we still expect the market in 2003 to be similar to 2002. Recently, reports by IDC, Goldman and others on IT spending, found that two-thirds of the respondents believe that incremental budget tightening is more likely than budget loosening in early 2003, and most expect acceleration not to occur until the second half of 2003 or even 2004. These reports basically support the comments I made at our Analyst Meeting in November.

Also, at our Analyst Meeting in November, we outlined our strategy and discussed the value-add we bring to customers. In difficult times, customers look to those providers who can solve their technical and performance challenges and provide quick payback. With our Information Lifecycle Management (or ILM) offerings, we do just that. We have customer relationships, strong distribution channels and superior technology, and we continue to strengthen our storage solutions offerings. Over the last two years, we have brought over 25 new products to market and over 20 enhancements. We are seeing success in bundling our services and products together as one offering for our customers.

Within ILM, our automated tape solutions continue to be the low-cost solution of choice, for backup and archiving in both high-end and mid-range environments. Revenue from our automated tape solutions was up 20% from the third quarter of this year and down about 7% from the fourth quarter 2001. As you know, another large tape vendor recently has reported a significantly larger decline in their tape revenues this quarter. Our tape revenue was down 10% for the full year - that compares to other tape providers with 2002 revenue declines from 8% to 20%. Our overall tape revenue performance would certainly indicate, and we believe, that we gained market share in 2002.

One of our customers this quarter, one of the top five U.S.-based independent oil and gas producers, needed to integrate their geologic and geophysical information into their online storage. We recommended a hierarchical storage management strategy, exactly what Information Lifecycle Management is all about. The configuration consisted of integrating existing backup/restore processes into two very large consolidation strategies and the purchase of two PowderHorn libraries and 12 - 9940B tape drives.

In another transaction, we were competing for the business of a major university. The university was looking at a major consolidation over the next three years and had a more immediate need of getting their backups done in a shorter time period. Our sales team spent much time working with the customer's team and helping them understand the technology, as well as helping them with configuration planning. In addition to acquiring the implementation services, the customer purchased two L5500 libraries and over 25 LTO fibre drives, as well as ACSLS - our software offering.

Another natural resources company, one of the world's largest independent oil exploration companies, made the decision to choose our new L5500 with LTO fibre drives, over our major competitors. What is meaningful about this transaction is that it was in conjunction with our OEM partner, Sun Microsystems. A big reason for winning this transaction was because of our good customer relationships, the confidence that they have in us and the coordination between Sun and StorageTek.

Within our product segment, we continue to see strong revenue growth from disk. This quarter, disk revenue was up more than 40% over fourth quarter last year, up over 70% from third quarter this year and up over 26% for the full year. This growth demonstrates that our expanded portfolio of disk offerings is resonating well with customers. Additionally, we had a 170% improvement in terabytes shipped in the fourth quarter over last year and terabyte growth of nearly 150% for the full year.

We are seeing good success and strong market acceptance of our V2X offering. One of our customers, an information services company located in the Netherlands, closed a deal at the end of 2002 to acquire a number of our V2Xs. The disaster recovery capabilities of the V2X were the key component in the selection process. Our PowerPPRC will be used for synchronous information management on the units to provide disaster recovery support. LeadTime, a disk modeling package, was used extensively to properly set the performance parameters. A new feature of LeadTime, Remote Copy modeling, was important to the process. Also, negotiations have been started to include an Open Systems environment.

As you know, we launched our ATA solution - BladeStore in the fourth quarter. StorageTek's BladeStore disk subsystem provides a new alternative, for economically deploying high capacity disk-based storage. This delivers the ability to store large quantities of data, in a small footprint. It combines low-cost ATA disk drives for data storage, and the performance and reliability of an enterprise class Fibre-Channel disk system. We started shipping this offering in December, again to strong market acceptance.

2002 was a strong year for our Storage Networking Business. In the fourth quarter, SAN hardware revenue was up 45% over fourth quarter 2001 and up over 30% for the full year. We continued to grow the SN6K base and the release of tape mirroring on the SN6K has expanded our market opportunity and has received good reviews from industry analysts and strong acceptance from our customers. Our relationships with our strategic software partners have never been stronger, as companies such as Veritas and Legato continue to enhance their core products to take advantage of the flexibility offered by the SN6K.

We continue to see adoption rate of SANs increase. Recent analysts reports estimate that on average the percent of storage on a SAN will grow from 18% of all storage to 42% by the end of 2004.

Additionally, we continued to expand our networking offerings with new product introductions from Crossroads, Brocade and others, and we established a reseller agreement with McData. The addition of these new products to our existing portfolio of networking products reinforces our ability to be a total storage solutions provider.

A large financial corporation in New York needed to solve business issues concerning the sharing of their tape drives between Veritas NetBackup and CommVault Galaxy and also desired to improve their business continuation requirements. The solution they selected included software, 9940B drives, professional services and several SN6000. For business continuation requirements, they have two separate data center locations in New York and New Jersey. The New Jersey servers will be backed up to the New York servers; in a similar fashion, their New York servers will be backed up to the New Jersey.

Our performance in the Service business continues to be a highlight. Fourth quarter service revenues were up 12% over the fourth quarter last year and up 11% for the full year. We continue to see a lot of opportunity in the services area. The storage services market is a $20 billion market. As we spoke about in November, we have the ability to grow in this market through our existing customer relationships and our strong services team. In the next month you'll be hearing about some expanded service offerings we have for our customers.

Within our distribution channels, we saw continued strengthening of our North American sales force. Our North American total sales revenues were up 13% in the fourth quarter and up 4% in the full year. Fourth quarter sales from the U.S./Canada direct channel were up 11% from the third quarter, 6% over fourth quarter 2001.

One of the big stories for us in 2002 was the continuing success we have in our Public Sector. That sector was up 17% in the fourth quarter over last year and up 36% for the full year. This sector now accounts for slightly more than 5% our of total revenues. We attribute our success in this area to the focus we have placed on this business a year and a half ago. However not all this growth is attributed to the federal government. This sector also includes states and municipal opportunities. One example of our growing success in state and federal business is with a large state-run data center. This customer was a StorageTek tape customer and a long-time EMC disk customer. But they were looking for a cost-effective solution to their rapidly multiplying UNIX serves. They were familiar with z/Linux and embraced our V960 and SnapVantage software to further reduce the cost of z/Linux. And they have purchased 10 terabytes on our D Series disk system since then.

While the economies overseas continue to be weak, we were able to show slight revenue growth in the fourth quarter over the same period in 2001. Not surprisingly, revenues for the Pac Rim and Latin American were down both for the fourth quarter and the full year compared to the same periods 2001.

The medical resellers continue to be a strong channel for us with a revenue growth of over 70% for the full year. Our overall indirect channels accounted for 48% of product revenue in the fourth quarter.

Also, on a full year basis, our indirect channel accounted for 46% of product revenue compared to 41% in 2001. What is significant about this growth is that we have been able to maintain our gross margins, while growing the revenue contribution of our indirect partners.

We know that our success is dependent on our ability to meet our customers' storage needs. Customers have needs across all platforms in disk, tape and SANs. And that's where StorageTek separates itself from other storage vendors. This year, one of the largest combined natural gas and electric utilities in the United States, purchased solutions for their configuration that included virtual tape, virtual disk, PowderHorn libraries, 9840 tape drives, software, media and professional services for a total of over $5 million dollars. Clearly, if we were just a single product point vendor we would not have had the success with this customer that we have had, and continue to have.

In 2002, we have clearly had success from a profit and an operational perspective, and we have set the base for revenue growth in 2003. We continue to improve our execution in our R&D and our supply chain management. We have expanded our footprint globally into Ireland, India and are seeing success in Eastern Europe.

I have just come off the road from three weeks of sales kick-off meetings around the world. I'm thrilled at the drive and talent we have in our field personnel. The level of energy and excitement in the field in infectious. The strong fourth quarter performance we had around the world is a great platform to build on in 2003.

As I said, the external environment continues to be challenging. We agree with the conclusions of many of the research reports that only "must-have" technologies will get the required funding in 2003, as they did in 2002. However, what we are also hearing from our customers is that storage requirements are high priority. We continue to work with our customers to solve their storage problems - using tape, disk, networking and services.

Just eight weeks ago at our Analyst Meeting, we guided to revenue growth for 2003 in the low- to mid-single digits. We stand by that guidance. At that time, we also gave earnings guidance of 30-40% growth from the consensus net income of $86 million for 2002. This would have resulted in expected net income for 2003 in the range of $110-$120 million.

Obviously, with our strong fourth quarter we are poised for strong earnings growth in 2003 and will be taking our guidance up for the year. We now expect we can earn between $125 million and $135 million in 2003.

Bobby will go into more of the specifics, but it's important to hear that, more than ever, we are optimistic. This year has certainly been a challenging one, but our customers continue to tell us they need our solutions - total solutions including tape, disk, storage networking and services. Our strategy and focus allow us to be the chosen partner for many of our customers in 2002, and will continue to be so in 2003.

At this time, I'd like to turn it over to Bobby Kocol.